                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              SPECTRAN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                BRUCE A. CANNON
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

     [X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
14a-6(j)(2).

     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11:(1)

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

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     (4) Date Filed:

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

                              SPECTRAN CORPORATION
                            SPECTRAN INDUSTRIAL PARK
                                  50 HALL ROAD
                        STURBRIDGE, MASSACHUSETTS 01566

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

TO THE STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of the Stockholders of SpecTran Corporation (the
"Company") will be held at The Copley Plaza Hotel, 138 St. James Avenue, Boston, Massachusetts, on May 30, 1997, at 10:00 a.m. (local time), for the following purposes:

          1. To elect two Directors of the Company to hold office for a three-year term;

          2. To consider and vote upon the ratification of the appointment of KPMG Peat Marwick as independent certified public accountants for the Company for the year January 1, 1997 through December 31, 1997; and

          3. To consider and to transact such other business as may properly come before the meeting or any adjournments thereof.

     A Proxy Statement describing matters to be considered at the meeting is attached to this Notice. Stockholders of record at the close of business on April 25, 1997 will be entitled to notice of and to vote at said meeting or any adjournments thereof.

     To ensure your representation at the meeting, please sign, date and return the enclosed form of Proxy in the envelope provided.

                                          By order of the Board of Directors,

                                          BRUCE A. CANNON
                                          Secretary

April 30, 1997

                              SPECTRAN CORPORATION
                            SPECTRAN INDUSTRIAL PARK
                                  50 HALL ROAD
                        STURBRIDGE, MASSACHUSETTS 01566
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of SpecTran Corporation (the "Company") of Proxies of the stockholders to be voted at the Annual Meeting of Stockholders to be held on May 30, 1997 or at any adjournments thereof (the "Annual Meeting"). The approximate date of mailing this Proxy Statement is April 30, 1997.

     Only holders of shares of voting Common Stock, $.10 par value ("Common Stock"), of record at the close of business on April 25, 1997 will be entitled to vote at the Annual Meeting. On that date there were 6,903,531 outstanding shares of Common Stock, each of which is entitled to one vote.

     The Common Stock is the Company's voting securities outstanding. The Company also has an authorized class of Non-Voting Common Stock, $.10 par value. Except with respect to voting rights, shares of Non-Voting Common Stock are identical in all respects to shares of voting Common Stock. On April 25, 1997 there were no outstanding shares of Non-Voting Common Stock.

     Where a choice has been specified in a Proxy, the Proxy will be voted as specified. Each Proxy will be voted FOR each matter unless a contrary choice is specified as to that matter. If the accompanying Proxy is executed and returned, the stockholder may nevertheless revoke it at any time prior to the voting thereof by delivering a later-dated Proxy, delivering written notice of revocation to the Company's Secretary, or voting in person at the Annual Meeting.

     Proxies are being solicited by mail directly and through brokerage and banking institutions. The Company will pay all expenses in connection with the solicitation of Proxies. In addition to the use of the mails, Proxies may be solicited by Directors, officers, and employees of the Company, personally or by telephone, telegraph or facsimile machine. The Company may reimburse brokers and other persons holding shares of the Company in their names, or in the names of nominees, for their reasonable expenses in sending materials to stockholders and obtaining their Proxies.

                             ELECTION OF DIRECTORS

     The Company currently has seven Directors in three classes serving staggered three-year terms. Class I, Class II and Class III currently have three, two and two Directors respectively. Two Class III Directors are to be elected at the Annual Meeting to serve until the 2000 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Directors will be elected by a majority of the votes cast by the holders of the shares of voting Common Stock of the Company voting in person or by proxy at the Annual Meeting.

     The persons listed below have been nominated by the present Board of Directors. All the nominees are presently members of the Board of Directors of the Company, and the Board of Directors knows of no reason why any of the nominees will be unable to serve. The persons named as Proxies in the accompanying Proxy intend to vote for these nominees or, if any of them will be unable to serve (the Board has no present knowledge of such fact), will vote for substitute nominees which the Board of Directors may propose.

INFORMATION WITH RESPECT TO NOMINEES FOR ELECTION AS DIRECTORS AND DIRECTORS WHOSE TERMS ARE NOT EXPIRING.

     Set forth below are the names and ages of the nominees for Class III Directors and the continuing Directors of Class I and II whose terms are not expiring, their principal occupations at present and for at least the past five years and certain Directorships held by each. The terms of the Class I and Class II Directors expire in 1998 and 1999, respectively.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE TWO NOMINEES LISTED BELOW.

                     NAME, PRESENT POSITION WITH THE                              DIRECTOR
                    COMPANY, AND BUSINESS EXPERIENCE                     AGE        SINCE
----------------------------------------------------------------------------   ---------------
CLASS III -- NOMINEES FOR DIRECTORS
RAYMOND E. JAEGER, Ph.D.
  Chairman of the Board of Directors, President and Chief Executive
     Officer............................................................. 59     April 1981
  Dr. Jaeger is the Chairman of the Board of Directors, President and
Chief Executive Officer of the Company and Chairman of the Board and
Chief Executive Officer of each of its wholly-owned subsidiaries and a
Director of General Photonics, LLC, the Company's joint venture with
General Cable. He assisted in the formation of the Company and served as
President and Chief Executive Officer of the Company from the inception of the Company through December, 1995 and reassumed those positions March
21, 1997. Prior to joining the Company, Dr. Jaeger was Director of
Research and Development and then Vice President, Corporate Research and
Development of Galileo Electro-Optics Corporation from 1976 to 1981. Dr.
Jaeger was employed by Bell Telephone Laboratories from 1959 until 1976.
At that company, he was most recently engaged in research and development of fiber optic materials and processes. Dr. Jaeger is named as the inventor or co-inventor on sixteen patents assigned to Western Electric
Company, Incorporated or the Company, and has written numerous articles for technical and trade publications. Dr. Jaeger holds a B.S., an M.A.
and a Ph.D. in Ceramics from Rutgers University.
RICHARD M. DONOFRIO
  Director............................................................... 58...    May 1993
  Mr. Donofrio is a co-owner and has been employed as Executive Vice
President of Leeverall, Inc. since his retirement from SNET in May, 1993, where he had served as one of three Senior Vice Presidents reporting to the President and CEO. Continuously employed by SNET since 1961, during the five years prior to his retirement he held a number of Senior and
Group Vice President positions and served as the President of SNET
Diversified Group, Inc. Mr. Donofrio is a member of the Board of
Directors of the University of New Haven, the National Engineering
Consortium, Griffin Health Services Corp., Griffin Hospital Corp. and the
Greater New Haven United Way. Mr. Donofrio is a Director of each of the
Company's wholly-owned subsidiaries and a Director of General Photonics.
Mr. Donofrio holds a B.S. degree in Business Administration from Norwich
University and attended the MBA program at the University of Hartford.

                     NAME, PRESENT POSITION WITH THE                              DIRECTOR
                    COMPANY, AND BUSINESS EXPERIENCE                     AGE        SINCE
----------------------------------------------------------------------------   ---------------
CLASS I -- DIRECTORS (TERM EXPIRES IN 1998)
BRUCE A. CANNON
  Senior Vice President, Chief Financial Officer, Secretary, Treasurer
     and Director........................................................ 50...   March 1987
  Mr. Cannon joined the Company in May, 1983 as Controller and was appointed Vice President, Finance, and Controller in May, 1985. He was
appointed Treasurer in 1986, Secretary and Director in March, 1987 and
Senior Vice President and Chief Financial Officer in December, 1987. Mr.
Cannon is also Secretary, Treasurer and a Director of each of the
Company's wholly-owned subsidiaries. He was employed by SCA Services,
Inc. from 1972 through 1982 in various financial and accounting positions, including as Division Controller and Assistant Corporate
Controller. Mr. Cannon was a Certified Public Accountant and was
previously employed by Arthur Andersen & Co., an international public accounting firm. He holds a B.S. in Accounting from Eastern Kentucky
University.

PAUL D. LAZAY, Ph.D.
  Director............................................................... 57     March 1987
  Dr. Lazay has been Chief Executive Officer and a Director of Advanced
Telecommunications Modules Inc. and its affiliate, Advanced
Telecommunications Modules Limited of Cambridge, UK, a data networking company, since March 1997. Previously he was a business consultant for technology companies and he served from April through June 1995 as
General Manager and Vice President of Cisco Systems, a data networks company. Dr. Lazay was a business consultant for technology companies from October, 1993 until April, 1995. He served as President, Chief
Executive Officer and a Director for Telco Systems, Inc., a designer and manufacturer of high speed digital fiber optic transmission terminals and multiplexing equipment until October 1993. Prior to joining Telco Systems in May, 1986 as Vice President of Engineering, Dr. Lazay spent four years with ITT's Electro-Optical Products Division, first as Director of Fiber
Optic Development and then as Vice President, Director of Engineering.
From 1969 until 1982 he worked for Bell Telephone Laboratories, assuming a number of increasingly responsible positions at its Material Research
Laboratory. Dr. Lazay is a Director of each of the Company's wholly-owned subsidiaries. He holds a B.S. degree from Trinity College and a Ph.D.
degree in Physics from the Massachusetts Institute of Technology.

IRA S. NORDLICHT
  Director............................................................... 48    February 1986
  Mr. Nordlicht is a partner in the law firm of Nordlicht & Hand, (the successor to Hackmyer & Nordlicht) which provides legal services to the
Company. See "Compensation Committee Interlocks and Insider
Participation." Prior to entering the private practice of law, Mr.
Nordlicht served as Counsel and Foreign Policy Advisor to the Chairman,
U.S. Senate Foreign Relations Committee (1978-1979), counsel to the U.S.
Senate Foreign Relations Subcommittee on Foreign Economic Policy
(1975-1978) and Senior Trial Attorney for the Federal Trade Commission
(1972-1975). From 1980-1982 he also served as a Secretary of Energy appointee to the National Petroleum Council. Mr. Nordlicht is a Director
of each of the Company's wholly-owned subsidiaries. He holds a B.A. in
Economics from Harpur College (State University of New York at
Binghamton) and a J.D. from New York University School of Law.

                     NAME, PRESENT POSITION WITH THE                              DIRECTOR
                    COMPANY, AND BUSINESS EXPERIENCE                     AGE        SINCE
----------------------------------------------------------------------------   ---------------
CLASS II -- (TERM EXPIRES IN 1999)
JOHN E. CHAPMAN
  President, SpecTran Communication Fiber Technologies, Inc., Senior Vice
     President -- Technology, SpecTran Corporation and Director.......... 42    January 1994
  Mr. Chapman, appointed President of SpecTran Communication Fiber
Technologies, Inc., a wholly-owned subsidiary of the Company, in October,
1995, is also Senior Vice President -- Technology, SpecTran Corporation.
Mr. Chapman joined the Company in July, 1983 as a Project Leader working on the development of automated test equipment. In July, 1985 he assumed the position of Director of Equipment Technology and in October 1986,
became Director of Quality Assurance and Management Information Systems.
Mr. Chapman was appointed Director of Manufacturing and then Vice
President of Manufacturing and Engineering in December, 1987, and in May,
1990 was appointed Senior Vice President of Manufacturing and Technology.
Mr. Chapman was appointed Chief Operating Officer, Executive Vice
President and Director of the Company in January, 1994. After the
reorganization of the Company in 1995, Mr. Chapman was appointed to the positions he holds presently. Mr. Chapman is also a Director of each of the Company's wholly-owned subsidiaries. Prior to joining the Company he was employed by Valtec Corporation, an optical fiber manufacturer and cabler, from March 1979 in various engineering positions related to the design of optical fiber and the development of special optical measurement equipment. Mr. Chapman holds a B.S. degree in Physics from the University of Lowell and an M.S. degree in Electrical Engineering from Northeastern University.
LILY K. LAI, Ph.D.
  Director............................................................... 55     March 1995
  Dr. Lai is President and Chief Executive Officer of First American
Development Corporation, a management consulting and international business development company, President and Chairman of the Board of
Directors of Vision 21 International, Inc. and Vice Chairman of Cyber
Express Inc., as well as a Board member of other companies and universities. Previously, Dr. Lai headed the Corporate Planning and
Development Department at Pitney Bowes, Inc. from 1989 to 1993. She was the Chief Financial and Planning Officer and the Vice President of
Asia/Pacific Operations at U.S. West International from 1987 to 1989. Dr.
Lai worked for AT&T from 1971 to 1987 in various management positions including Director of Corporate Strategy and Development (1983-1986),
responsible for AT&T's global business development activities, and
Director of International Public Affairs and Public Relations
(1986-1987), responsible for managing AT&T's relationships with all international constituents (governments, partners, trade associations, presses, advertising agencies, employees, etc.). Dr. Lai is a Director of each of the Company's wholly-owned subsidiaries. Dr. Lai is an MIT Sloan
Fellow with an M.S. in Management and holds a Ph.D. and an M.A. in
Economics from the University of Wisconsin-Madison, as well as a B.S. and
M.S. in Agricultural Economics from National Taiwan University and the
University of Kentucky, respectively.

     Information concerning ownership of the Company's equity securities by the nominees, as well as the other Directors, is contained below, under the caption "Principal Stockholders and Other Information."

                 COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

     There are four standing committees of the Board of Directors: the Finance Committee, the Compensation and Incentive Stock Option Committee, the Audit Committee, and the Nominating Committee. The Finance Committee, the members of which are Dr. Jaeger, Messrs. Cannon and Donofrio and Dr. Lai, advises the Board of Directors with regard to financial matters referred to it from time to time by the Directors. The Audit Committee, composed of all of the Company's outside Directors, Dr. Lazay, Messrs. Nordlicht and Donofrio and Dr. Lai, confers with KPMG Peat Marwick, the Company's external auditors, regarding the scope and results of their audits and any recommendations they may have with respect to internal accounting controls and other matters related to accounting and auditing. The Company's outside Directors, Dr. Lazay, Messrs. Nordlicht and Donofrio and Dr. Lai, comprise the Compensation and Incentive Stock Option Committee. The Compensation and Incentive Stock Option Committee administers the Company's Incentive Stock Option Plan, reviews and recommends executive compensation and administers the Company's executive compensation plans. The Nominating Committee, the members of which are Dr. Lazay and Messrs. Nordlicht and Donofrio, recommends persons for nomination by the Board of Directors for Directorships. The Nominating Committee will consider candidates proposed by security holders. Generally, candidates must be highly qualified and be both willing and affirmatively desirous of serving on the Board. They should represent the interests of all security holders and not those of a special interest group. A security holder wishing to nominate a candidate should forward the candidate's name and a detailed background of the candidate's qualifications to the Secretary of the Company during the Company's last fiscal quarter.

     During the year ended December 31, 1996, the Board of Directors met 10 times, the Audit Committee met three times, and the Finance and Nominating Committees did not meet. The Compensation and Incentive Stock Option Committees, which, during 1996, were combined into a single committee, the Compensation and Incentive Stock Option Committee, met in the aggregate six times. During 1996 each Director attended at least seventy-five percent of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served.

                    EXECUTIVE OFFICERS OF THE COMPANY NOT A
                        DIRECTOR OR NOMINEE FOR DIRECTOR

     The following table sets forth certain information about the executive officers of the Company or its subsidiaries who are not a Director or nominee for Director.

                                                                                     AGE
                                                                                     ---
    WILLIAM B. BECK
      President, SpecTran Specialty Optics Company................................... 44
         Mr. Beck, appointed President and a Director of SpecTran Specialty Optics
    Company ("SSOC"), a wholly-owned subsidiary of the Company, in October, 1995, joined the Company in February, 1994, as Vice President and General Manager of
    SSOC following the acquisition of SSOC by the Company. Prior to joining SSOC he was employed by Ensign-Bickford Optics Company and/or Ensign-Bickford Optical
    Technologies from July, 1984 in various management positions, including
    President, General Manager and Sales Marketing Manager. Mr. Beck holds a B.A. in
    Geography and Economics from Dartmouth College and an M.A. in Business
    Administration from Rensselaer Polytechnic Institute.

    CRAWFORD L. CUTTS
      President, General Photonics, LLC.............................................. 45
         Mr. Cutts was appointed President and a Director of General Photonics, LLC,
    the Company's joint venture with General Cable, as of December 23, 1996.
    Previously, since October 1995, he had served as President and Director of
    Applied Photonic Devices, Inc., a wholly-owned subsidiary of the Company. He joined the Company in April, 1991, as Vice President, Business Development,
    responsible for marketing, sales and corporate development activities. Prior to joining the Company he was employed by Norton Company from February 1978 to March
    1991 in various management positions in several divisions, including Market
    Manager, Advanced Ceramics, responsible for the electronics market, and Manager,
    Corporate Development, responsible for mergers and acquisitions. From 1976 until
    1977 he was employed by Owens-Corning Fiberglass. Mr. Cutts holds both a B.A. in
    Mathematics and Economics and an M.S. degree in Industrial Administration from
    Union College.

                  PRINCIPAL STOCKHOLDERS AND OTHER INFORMATION

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock on April 25, 1997 with respect to (a) each person or group known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each Director of the Company, (c) each executive officer of the Company and (d) all officers and Directors of the Company as a group. Except as set forth below, all of such shares are held of record and beneficially.

                                                               BENEFICIAL      PERCENT OF
                        NAME AND ADDRESS                       OWNERSHIP     COMMON STOCK(1)
    ---------------------------------------------------------  ---------     ---------------
    Raymond E. Jaeger........................................   199,633(2)         2.8%
      SpecTran Industrial Park
      50 Hall Road
      Sturbridge, Massachusetts 01566
    Dimensional Fund Advisors Inc............................   374,000(3)         5.4%
      1299 Ocean Avenue, 11th Floor
      Santa Monica, California 90401
    Ira S. Nordlicht.........................................    14,331(4)       *
      645 Fifth Avenue
      New York, New York 10022
    Paul D. Lazay............................................     8,999(5)       *
      1704 Oak Creek Drive
      Palo Alto, California 94304
    Bruce A. Cannon..........................................    62,667(6)       *
      SpecTran Industrial Park
      50 Hall Road
      Sturbridge, Massachusetts 01566
    Richard M. Donofrio......................................     7,499(7)       *
      93 Ansonia Road
      Woodbridge, Connecticut 06525
    John E. Chapman..........................................    68,333(8)         1.0%
      Spectran Industrial Park
      50 Hall Road
      Sturbridge, Massachusetts 01566
    Lily K. Lai..............................................       333(9)       *
      50 Stonebridge Road
      Summit, New Jersey 07901
    Glenn E. Moore...........................................    16,667(10)      *
      7 Woodside Circle
      Sturbridge, Massachusetts 01566
    Crawford L. Cutts........................................    56,000(11)      *
      General Photonics, LLC
      300 Lake Road
      P.O. Box 755
      Dayville, Connecticut 06241
    William B. Beck..........................................    27,667(12)      *
      SpecTran Specialty Optics Company
      150 Fisher Drive
      Avon, Connecticut 06001
    All Directors and executive officers as a group (ten
      persons)...............................................   462,129(13)        6.3%

---------------
  *  Less than 1%

 (1) Percentage of beneficial ownership is based on the 6,903,531 shares of Common Stock outstanding on April 25, 1997. Shares of Common Stock subject to stock options and warrants that are exercisable within 60 days of April 25, 1997 are deemed outstanding for computing the percentage of the person or group holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person or group.

 (2) Includes 100,333 shares subject to options exercisable within 60 days. Does not include 31,667 shares subject to options not exercisable within 60 days.

 (3) This information is based upon information provided by Dimensional Fund Advisors Inc. on January 13, 1997. Dimensional Fund Advisors Inc. states that it is deemed to have beneficial ownership of 374,000 shares of Common Stock and disclaims beneficial ownership of all such shares.

 (4) Includes 8,999 shares subject to options exercisable within 60 days. Does not include 2,001 shares subject to options not exercisable within 60 days.

 (5) Includes 8,999 shares subject to options exercisable within 60 days. Does not include 2,001 shares subject to options not exercisable within 60 days.

 (6) Includes 62,667 shares subject to options exercisable within 60 days. Does not include 20,333 shares subject to options not exercisable within 60 days.

 (7) Includes 6,999 shares subject to options exercisable within 60 days. Does not include 2,001 shares subject to options not exercisable within 60 days.

 (8) Includes 68,333 shares subject to options exercisable within 60 days. Does not include 25,667 shares subject to options not exercisable within 60 days.

 (9) Includes 333 shares subject to options exercisable within 60 days. Does not include 6,667 shares subject to options not exercisable within 60 days.

(10) Includes 16,667 shares subject to options exercisable within 60 days. Does not include 33,333 shares subject to options not exercisable within 60 days.

(11) Includes 56,000 shares subject to options exercisable within 60 days. Does not include 13,667 shares subject to options not exercisable within 60 days.

(12) Includes 27,667 shares subject to options exercisable within 60 days. Does not include 18,333 shares subject to options not exercisable within 60 days.

(13) Includes 356,997 shares subject to options exercisable within 60 days. Does not include 155,670 shares subject to options not exercisable within 60 days.

     The persons referenced in the foregoing chart constitute all of the persons who, at any time during the Company's last fiscal year, were Directors, officers or beneficial owners of more than five percent of the Company's Common Stock. The Company believes that none of such persons filed a late report during, or with respect to, the year, based solely on a review of Forms 3 and 4, and all amendments thereto, furnished to the Company during fiscal year 1996, and Forms 5 and amendments thereto furnished to the Company with respect to fiscal year 1996, and all written representations received by the Company from persons with reporting obligations.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

     The remuneration of the Chairman, Chief Executive Officer and the four other most highly compensated executive officers of the Company and its Subsidiaries whose total annual salary and bonus exceeded $100,000 for all services in all capacities to the Company for its fiscal years ended December 31, 1994, 1995 and 1996, was as follows:

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                                                      ------------
                                                                                       SECURITIES
                                            ANNUAL COMPENSATION                        UNDERLYING     ALL OTHER
            NAME AND                      -----------------------    OTHER ANNUAL       OPTIONS      COMPENSATION
       PRINCIPAL POSITION          YEAR   SALARY($)(1)   BONUS($)   COMPENSATION($)      (#)(4)          ($)
---------------------------------  ----   ------------   --------   ---------------   ------------   ------------
Raymond E. Jaeger,...............  1996      198,967     123,388          (3)            16,000          6,000(2)
  Chairman of the Board(5)         1995      182,283      28,855          (3)            15,000          3,622(2)
                                   1994      175,775        NONE          (3)            10,000          5,857(2)
Glenn E Moore,...................  1996      179,258      66,675          (3)            50,000          5,394(2)
  Chief Executive Officer and
  President(5)
Bruce A. Cannon,.................  1996      122,122      59,102          (3)             8,000          5,394(2)
  Chief Financial Officer          1995      115,158      12,735          (3)            15,000          2,299(2)
  SpecTran Corporation             1994      112,625        NONE          (3)            10,000          3,654(2)
John E. Chapman,.................  1996      166,112     100,932          (3)            10,000          6,000(2)
  President, SpecTran              1995      155,459      20,868          (3)            15,000          3,107(2)
  Communication Fiber              1994      152,234        NONE          (3)            10,000          4,766(2)
  Technologies, Inc.
Crawford L. Cutts................  1996      124,801      70,207          (3)             8,000          5,528(2)
  President, Applied Photonic      1995      118,911      13,548          (3)            15,000          2,378(2)
  Devices, Inc.(6)                 1994      111,300        NONE          (3)            10,000          3,577(2)
William B. Beck,.................  1996      126,817      48,256          (3)             8,000          5,735(2)
  President, SpecTran Specialty    1995      118,917      16,705          (3)            15,000          2,947(2)
  Optics Company                   1994       96,649      28,551          (3)            15,000          2,742(2)

---------------
(1) Included amounts deferred at officer's election pursuant to section 401(k) of the Internal Revenue Code accrued during 1996, 1995 and 1994, respectively, as follows: Dr. Jaeger, $9,360, $9,240 and $9,240; Mr. Moore $0 (1996 only); Mr. Cannon, $9,500, $9,240, and $9,200; Mr. Chapman, $9,480,
    $8,722 and $6,003; Mr. Cutts, $9,500, $9,240 and $9,240; and Mr. Beck,
    $6,378, $7,422 and $3,154.

(2) Company contributions to 401(k) and the defined contribution plan.

(3) The aggregate amount of perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer, and the named executive officer had no additional "other annual compensation".

(4) As of December 31, 1996, none of the individuals named in the Summary Compensation Table held any shares of restricted stock of the Company.

(5) Dr. Jaeger, who served as Chief Executive Officer and President in 1994 and 1995, re-assumed those positions after Mr. Moore resigned March 21, 1997.

(6) Mr. Cutts became President of General Photonics, LLC as of December 23,
    1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows information regarding stock options granted during the fiscal year ended December 31, 1996 with respect to the Chairman, Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries whose total annual salary and bonus exceeded $100,000 for all services in all capacities to the Company for its fiscal years ended December 31, 1994, 1995 and 1996. The Company has never granted any stock appreciation rights.

                                                INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------------------------
                                                                                                   POTENTIAL
                                                                                              REALIZABLE VALUE AT
                                                     % OF TOTAL                                 ASSUMED ANNUAL
                                        NUMBER OF     OPTIONS                                RATES OF STOCK PRICE
                                       SECURITIES    GRANTED TO                                  APPRECIATION
                                       UNDERLYING    EMPLOYEES                                 FOR OPTION TERM**
                                         OPTIONS     IN FISCAL     EXERCISE     EXPIRATION   ---------------------
                NAME                   GRANTED(#)*      YEAR      PRICE($/SH)      DATE       5%($)        10%($)
-------------------------------------  -----------   ----------   -----------   ----------   -------       -------
Raymond E. Jaeger....................     16,000         9.7%        21.125       5/31/06    212,566       538,685
Glenn E. Moore.......................     50,000        30.2%         5.500       1/03/06    172,946       438,279
Bruce A. Cannon......................      8,000         4.8%        21.125       5/31/06    106,283       269,342
John E. Chapman......................     10,000         6.0%        21.125       5/31/06    132,854       336,678
Crawford L. Cutts....................      8,000         4.8%        21.125       5/31/06    106,283       269,342
William B. Beck......................      8,000         4.8%        21.125       5/31/06    106,283       269,342

---------------
 * All options set forth are qualified options granted under the Company's Stock Option Plan at 100% of the fair market value of the shares at the time the options were granted. All options are exercisable in full three years from the date of grant in cumulative annual installments of 33 1/3% commencing one year after the date of grant, and expire ten years after the date of grant.

** The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock of the Company. The gains reflect a future value based upon growth at these prescribed rates. The Company did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value. The Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

     Options have value to the listed executives and to all option recipients only if the stock price advances beyond the grant date price shown in the table during the effective option period.

       AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table shows information regarding stock options exercised during the last fiscal year with respect to the Chairman, Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries whose total annual salary and bonus exceeded $100,000 for all services in all capacities to the Company for its fiscal years ended December 31, 1994, 1995 and 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                       NUMBER OF
                                                                 SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                  UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                    SHARES                           AT FY-END(#)                  AT FY-END($)
                                  ACQUIRED ON      VALUE      ---------------------------   ---------------------------
              NAME                EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Raymond E. Jaeger...............       0             0           86,667         29,333      $ 1,365,838     $ 224,994
Glenn E. Moore..................       0             0               --         50,000               --     $ 812,500
Bruce A. Cannon.................       0             0           51,667         21,333      $   681,880     $ 219,995
John E. Chapman.................       0             0           56,667         23,333      $   648,755     $ 221,245
Crawford L. Cutts...............       0             0           45,000         24,667      $   546,248     $ 274,172
William B. Beck.................       0             0           15,000         23,000      $   210,000     $ 231,875

                               PENSION PLAN TABLE

     The Company has in effect a career average defined benefit plan (the "Defined Benefit Plan") for employees of the Company and its subsidiaries. Generally, after completing five years of participation in the Defined Benefit Plan or upon normal retirement at age 65, whichever is earlier, a participant is entitled to a pension under the Defined Benefit Plan based on the average annual compensation received during the ten consecutive highest paid years in which he was a plan participant, or such shorter period as he was employed by the Company. The following table shows estimated annual benefits payable upon retirement under the Company's Defined Benefit Plan (including amounts attributable to any defined benefit supplementary or excess pension award plan) in specified compensation and years of service classifications:

                                YEARS OF SERVICE

               REMUNERATION               15          20          25          30          35
    ----------------------------------  -------     -------     -------     -------     -------
     25,000...........................    2,813       3,750       4,688       4,688       4,688
     50,000...........................    5,703       7,605       9,505       9,505       9,505
     75,000...........................   10,953      14,604      18,255      18,255      18,255
    100,000...........................   16,203      21,604      27,005      27,005      27,005
    125,000...........................   21,453      28,604      35,755      35,755      35,755
    150,000...........................   26,703      35,604      44,505      44,505      44,505
    175,000...........................   31,953      42,604      53,255      53,255      53,255
    200,000...........................   37,203      49,604      62,005      62,005      62,005
    225,000...........................   42,453      56,604      70,755      70,755      70,755
    250,000...........................   43,264      57,685      72,106      72,106      72,106
    275,000...........................   43,264      57,685      72,106      72,106      72,106
    300,000...........................   43,264      57,685      72,106      72,106      72,106

     A participant's eligible compensation for purposes of the Defined Benefit Plan generally includes all of his annual cash compensation including amounts deferred by the participant pursuant to the Company's 401(k) plan. The only difference between the compensation covered by the Defined Benefit Plan and the annual compensation reported in the Summary Compensation Table is the timing of bonus payments.

     The benefits listed in the table have been computed on a straight life annuity basis and are not subject to any deduction for social security or other offset amounts. Dr. Jaeger and Messrs. Moore, Beck, Cannon and Chapman have 15, 1, 3, 13, and 12 years of credited service respectively.

     In addition to the Company's Defined Benefit Plan, the Company has a defined contribution plan under which annual contributions may be authorized by the Compensation Committee of the Board for all employees with at least one year of service. Contributions of 2% of annualized salary were authorized for 1994, including $3,905 for Dr. Jaeger, $1,953 for Mr. Beck, $2,436 for Mr. Cannon, $3,265 for Mr. Chapman and $2,385 for Mr. Cutts. Contributions of 1% of annualized salary were authorized for 1995, including $1,811 for Dr. Jaeger, $1,473 for Mr. Beck, $1,149 for Mr. Cannon, $1,553 for Mr. Chapman and $1,189 for Mr. Cutts. Contributions of 3% of annualized salary were authorized for 1996, including $4,500 for Dr. Jaeger, $4,301 for Mr. Beck, $4,046 for Mr. Cannon, $4,500 for Mr. Chapman, $4,146 for Mr. Cutts and $0 for Mr. Moore.

SUPPLEMENTAL RETIREMENT BENEFITS

     The Company has entered into agreements with Dr. Jaeger and Messrs. Beck, Cannon, Chapman and Cutts which provide retirement benefits designed to be supplemental to other retirement benefits payable to them. These payments are intended to compensate these executives for restrictions imposed on highly compensated executives by the Internal Revenue Code, the result of which is that the percentage of spendable retirement income these executives are eligible to receive under the Company's retirement programs relative to their current levels of compensation is less then that of employees at lower salary levels. The amount of the supplemental retirement benefit is calculated by multiplying the Executive's average annual compensation

(including 401(k) payments and bonus payments up to a certain limitation) over a three year period when his compensation is highest by a percentage based on the number of years the executive is employed by the Company (the "Annual Percentage Amount"). The product is reduced by the amount of other retirement benefits payable to the executive, resulting in the annual supplemental retirement benefit payable to the executive. Under the agreements for Messrs. Beck, Cannon, Chapman and Cutts, the Annual Percentage Amount is 40% if the executive works for the Company for 15-19 years; 60% if the executive works for the Company for 20 to 24 years and 65% if the executive works for the Company for 25 years or more. Under the agreement with Dr. Jaeger, the Annual Percentage Amount is 60% if Dr. Jaeger works for the Company for 15 years. The Annual Percentage Amount for Dr. Jaeger is increased two percent for each additional year he works for the Company, up to a maximum of 70% for 20 or more years of service. No benefit is payable under any of the agreements if the executive works for the Company for less than 15 years, except as described below. Under each of the agreements, the supplemental retirement benefits are payable over 15 years in equal monthly installments after the executive's retirement, which will normally occur upon his 65th birthday. However, the executives, upon commencement of the agreements, have been given the option to prospectively elect to have benefits commence upon their 60th birthday if they elect early retirement. The supplemental retirement benefit is subject to forfeiture if the executive is terminated for cause or competes with the Company.

     The Company has obtained corporate owned variable universal life insurance policies on each of the executives which are being used to fund the supplemental retirement benefits.

     The following table shows for each executive the percentage of average annual compensation, assuming bonus payments up to the limitation, that would be paid under all retirement programs (including the Supplemental Retirement Agreement) and under the Supplemental Retirement Agreements alone:

                                                   AT AGE 60                             AT AGE 65
                                      -----------------------------------   -----------------------------------
                                       YEARS      TOTAL      SUPPLEMENTAL    YEARS      TOTAL      SUPPLEMENTAL
                                        OF      RETIREMENT    RETIREMENT      OF      RETIREMENT    RETIREMENT
                                      SERVICE       %             %         SERVICE       %             %
                                      -------   ----------   ------------   -------   ----------   ------------
Dr. Jaeger..........................     17        64.0%         39.2%         22        70.0%         51.8%
Mr. Cannon..........................     23        60.0%         39.4%         28        65.0%         33.9%
Mr. Chapman.........................     32        65.0%         46.3%         37        65.0%         38.6%
Mr. Cutts...........................     20        60.0%         39.8%         25        65.0%         33.1%
Mr. Beck............................     18        40.0%         20.1%         23        60.0%         30.0%

     Under each of the Supplemental Retirement Agreements, if the executive leaves the Company in the 12 month period after a Change in Control, or an entity which acquires the Company, through merger, consolidation or the purchase of assets, either does not retain the executive or does not agree to assume the Company's obligations under these agreements, the executives who have at least six years of service to the Company will be entitled to a supplemental retirement benefit, with the Annual Percentage Amount to be 4% for six years of service and increasing in increments of 4% for each additional year of service up to 15 years, at which point the normal method of calculating the Annual Percentage Amount is applied. In such circumstances, the payment of the supplemental retirement benefit is accelerated and paid in a lump sum, subject to a discount for the then present value of the benefit. Moreover, if the supplemental retirement benefit paid under these circumstances is considered to be a "Parachute Payment" and when combined with all other payments to be made to the executive by the Company considered to be a Parachute Payment would result in an Excess Parachute Payment under the Internal Revenue Code, the amount of the supplemental retirement benefit will be reduced so that the total of all Parachute Payments to the executive do not constitute an Excess Parachute Payment; provided, however, that if the total Parachute Payments received by the executive from the Company exceed 120% of the amount of all Parachute Payments not including any amount that would be considered an Excess Parachute Payment, the supplemental retirement will not be reduced. Under IRS regulations, an Excess Parachute Payment results in the Company being prohibited from taking a deduction for all Parachute Payments and an excise tax of 20% of the payment is imposed upon the recipient of the Parachute Payment.

COMPENSATION OF DIRECTORS

     Each Director who is not an employee of the Company receives an annual retainer of $6,000, payable quarterly, a fee of $300 for each Board meeting attended and a fee of $400 for each committee meeting attended (except that no fee is paid for those meetings of the Incentive Stock Option Committee or Compensation and Incentive Stock Option Committee ("CISOC") relating solely to the issuance of options) in addition to being reimbursed for reasonable out-of-pocket travel expenses in connection with attendance at those meetings. Each outside member of the Board of Directors on May 21, 1991 was automatically granted a nonqualified option to purchase 5,000 shares at a per share purchase price equal to the fair market value of the stock on that day. Thereafter, every person who becomes an outside member of the Board of Directors, without any action of the CISOC, receives an initial grant of a nonqualified option to purchase, at the fair market value of the stock on the date the option is granted, 5,000 shares on the last business day in December in the year in which the outside Director was elected a Director by the stockholders for the first time. Each such nonqualified option to purchase 5,000 shares becomes exercisable one year after the date of grant, and continues in effect for ten years. In addition, on the last business day of December in each year, each outside Director then in office is to be granted, without any action by the CISOC, a nonqualified option to purchase 1,000 shares at the fair market value of the stock on that day. Such nonqualified options to purchase 1,000 shares become exercisable in three equal annual installments beginning one year after the date of grant and continue in effect for ten years from the date of the grant. All options granted to an outside Director become exercisable (a) upon the occurrence of a Change in Control of the Company (as defined in the Company's Incentive Stock Option Plan) or (b) when such Director ceases to serve as a Director for any reason, except termination for cause, as long as such Director has then served as a Director of the Company for two consecutive years, including, for this purpose, time served as a Director before the adoption of this Plan.

RETIREMENT PLAN FOR OUTSIDE DIRECTORS

     To attract and retain experienced and knowledgeable individuals to serve as outside Directors of the Company and its affiliates, the Company implemented in December 1995 a Retirement Plan For Outside Directors (the "Retirement Plan") under which outside (non-management) Directors, after the completion of five full calendar years of service as an outside Director, will be entitled to an annual amount equal to the lesser of $1,000 for each year of service as an outside Director or $10,000. The benefit is payable for ten years in monthly installments, commencing upon the later of an outside Director's 65th birthday or retirement from the Board. While any benefits are paid under the Retirement Plan the former outside Director will be available to consult for the Company. The benefit will be accelerated and discounted for present value if the outside Director leaves the Board within 12 months of a Change in Control (as defined in the Retirement Plan), or if the Company is acquired through merger or consolidation or the sale of assets and the acquiring party does not agree to assume the Corporation's obligations under the Retirement Plan. The benefit is subject to forfeiture if the outside Director is removed for Cause (as defined in the Retirement Plan) or, as described in the Retirement Plan, competes with the Company. The Retirement Plan is not intended to be a Qualified Plan under the Internal Revenue Code of 1986, as amended.

EMPLOYMENT AGREEMENTS (INCLUDING ARRANGEMENTS REGARDING TERMINATION AND CHANGE IN CONTROL)

     The Company has employment agreements with Dr. Jaeger and Messrs. Moore, Cannon, and Chapman and with Mr. Cutts through December 23, 1996, when Mr. Cutts became President of General Photonics, LLC and General Photonics assumed Mr. Cutts' employment agreement. The Company's subsidiary, SpecTran Specialty Optics Company ("SSOC"), has an employment agreement with Mr. Beck. Dr. Jaeger currently holds the positions of Chief Executive Officer and President (re-assumed on March 21, 1997) and Chairman of the Board of Directors of the Company and Chairman of the Board and Chief Executive Officer of each of its wholly-owned subsidiaries and a Director of General Photonics LLC; Mr. Moore, until his resignation March 21, 1997, President and Chief Executive Officer of the Company and Chief Executive Officer of each of its subsidiaries and a Director of General Photonics LLC; Mr. Beck, President of SSOC; Mr. Cannon, Senior Vice President and Chief Financial Officer, Secretary and Treasurer of the Company and Secretary and Treasurer of each of its subsidiaries; Mr. Chapman, President of SpecTran Communication

Fiber Technologies, Inc., a wholly-owned subsidiary of the Company, and Senior Vice President -- Technology of the Company; and, through as of December 23, 1996, Mr. Cutts, President of Applied Photonic Devices, Inc. a wholly-owned subsidiary of the Company. The Company has agreed to use its best efforts to nominate Dr. Jaeger for election to the Board of Directors. Each of the agreements pertaining to Dr. Jaeger and Messrs. Cannon and Chapman has a base term of one year from June 1, 1992 to May 31, 1993, except in the case of Mr. Cutts' employment agreement, which has a base term of June 1, 1993 to May 31, 1994. The base term is automatically renewed on a daily basis so that there is always a remaining term of one year, unless the outside members of the Board of Directors terminate the automatic renewal feature and set a termination date, which must be one year from the Board's resolution to terminate. Mr. Moore's employment agreement provides for a two year initial base term commencing January 1, 1996 through December 31, 1997. Following Mr. Moore's resignation as an officer, the Company agreed to honor his Employment Agreement through December 31, 1997. Mr. Beck's employment agreement provides for a base term which expires on February 19, 1997. Mr. Beck's base term shall be automatically extended for successive one year terms unless either party provides notice to the other at least five business days prior to the end of any such term. The agreements provide for an annual salary currently equal to $206,800 for Dr. Jaeger, $175,000 for Mr. Moore, $133,100 for Mr. Beck, $130,900 for Mr. Cannon, $178,200 for Mr. Chapman and $132,000 for Mr. Cutts with future increases as determined by the Board of Directors. Each of said executives is eligible for annual bonuses to be awarded by the Board of Directors in its discretion and is entitled to participate in any pension, profit-sharing, insurance or other benefit plan of the Company if eligible under such plan or program.

     Each of said executives agreed to transfer to the Company any interest in any inventions developed while employed by the Company. Each of them also agreed not to disclose any trade secrets of the Company. The employment agreements with Dr. Jaeger and Messrs. Cannon, Chapman and Cutts provide that those executives, for one year following the termination of employment, will not solicit any customers of the Company or induce any employee to leave the Company. Mr. Moore's employment agreement provides that Mr. Moore will not compete with the Company during his employment. If, during the 30 day period following the termination of Mr. Moore's employment, the Company so requests, Mr. Moore, for a one year period following the termination of his employment, will not engage in any business in which the Company or any of its affiliates was engaged or planned during his employment, solicit any customers of the Company or any of its affiliates or induce any employee to leave the Company or any of its affiliates. During such one year period, Mr. Moore will receive compensation and benefits paid or maintained in the same fashion and in amounts not less than those received during his last year of employment and will provide consulting services at the Company's request. Mr. Beck's employment agreement provides that Mr. Beck will not compete with SSOC during his employment. At SSOC's request, Mr. Beck, for a one year period following the termination of his employment, will not engage in any business in which SSOC was engaged or planned during his employment, solicit any customers of SSOC or induce any employee to leave SSOC. During such one year period, Mr. Beck will receive compensation and benefits paid or maintained in the same fashion and in amounts not less than those received during his last year of employment and will provide consulting services at SSOC's request.

     The employment agreements provide that if any of the executives suffers a partial disability, or a total disability that has continued for less than six months, he continues to receive salary and benefits until the end of the employment period. If his total disability continues for six months or more, then he will be paid at the rate of 75% of his salary for so long during the employment period as the total disability lasts, or one year, whichever is longer. In the event of the death of any of said executives, one year's salary will be paid to his spouse or estate.

     The employment agreements provide that if the Company dismisses any of said executives without cause, the Company will pay said executive his salary and maintain his benefits for six months or the balance of the employment period, whichever is longer. Under the agreements with Dr. Jaeger and Messrs. Cannon, Chapman and Cutts, if said executives take other employment during the six-month period, the Company's obligation to him is limited to salary alone for the remainder of the six months. If Dr. Jaeger or Messrs. Cannon, Chapman or Cutts takes other employment later than six months from dismissal by the Company but before the end of the employment period, the Company's obligations to him then cease.

     The employment agreements with Dr. Jaeger and Messrs. Cannon, Chapman and Cutts further provide that if there is a Change in Control and either (i) the executive is dismissed without cause up to and including twelve months from such Change in Control, or (ii) the executive voluntarily leaves the employ of the Company up to and including twelve months from such Change in Control, then in either case the Company will pay the executive his salary and maintain his benefits for twelve months from his dismissal or voluntary departure. If, however, the executive takes other employment during that twelve month period, the Company's obligation to him is limited to salary alone. A "Change in Control" is defined as (A) the date of public announcement that a person has become, without the approval of the Company's Board of Directors, the beneficial owner of 20% or more of the voting power of all securities of the Company then outstanding; (B) the date of the commencement of a tender offer or tender exchange by any person, without the approval of the Company's Board of Directors, if upon the consummation thereof such person would be the beneficial owner of 20% or more of the voting power of all securities of the Company then outstanding; or (C) the date on which individuals who constituted the Board of Directors of the Company on the date the employment agreement was adopted cease for any reason to constitute a majority thereof, provided that any person becoming a Director subsequent to such date whose election or nomination was approved by at least three quarters of such incumbent Board of Directors shall be considered as though such person were an incumbent Director.

COMPENSATION AND INCENTIVE STOCK COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Incentive Stock Option Committee is currently composed of the Company's outside (i.e., non-employee) Directors, Dr. Paul D. Lazay, Chair, Messrs. Ira S. Nordlicht and Richard M. Donofrio and Dr. Lily K. Lai. None of the outside Directors is currently, or has ever been, an officer or employee of the Company, or has had any relationship, or has been a party to any transaction, with the Company as to which disclosure is required, except as set forth below.

     Mr. Nordlicht is a member of the law firm of Hackmyer & Nordlicht (renamed Nordlicht & Hand in 1997), which has provided and continues to provide legal services to the Company. During 1996, the Company paid Hackmyer & Nordlicht legal fees for services rendered in the amount of $267,554.

COMPENSATION AND INCENTIVE STOCK OPTION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

     The Compensation and Incentive Stock Option Committee has responsibility for establishing and administering the Company's policies and plans governing annual and long-term compensation for the Company's senior executives such as the Chief Executive Officer, Chief Financial Officer, Senior Vice Presidents and the Presidents of the Company's operating subsidiaries. The Committee is composed of the Company's outside Directors (currently, Dr. Lazay, Messrs. Nordlicht and Donofrio and Dr. Lai) and reports regularly to the Board of Directors which periodically reviews and approves or ratifies committee actions as necessary and appropriate.

COMPENSATION PHILOSOPHY

     The fundamental objective of the Company's executive compensation policy is to increase shareholder value and to align executives' and shareholders' interests both in the near and longer terms. Executives are compensated with cash and stock options. The Company's goal is to pay competitive base salaries coupled with performance based incentive compensation. Incentive compensation is a function of three factors: the first and most heavily weighted is growth in earnings before interest, taxes, depreciation and amortization (EBITDA), essentially a cash flow calculation, less the Company's cost of capital; the second and next most significant factor is the achievement of individual goals and projects (or the achievement of a certain percentage of those goals and projects if they are more than a year's duration) specifically identified at the beginning of a year; the third factor is a discretionary element designed to reward exceptional performance not recognized elsewhere, such as seizing an unanticipated opportunity which provides substantial benefit to the Company not foreseen at the beginning of the year. While maintaining primary focus on the overall, consolidated results of the Company, the Committee believes that there should be an element of reward for exceptional performance at the operating subsidiary level under certain circumstances. The underlying philosophy is that these elements will produce a stronger more economically successful company in the near and longer-term which in turn will be reflected in the Company's stock price. The Company has and will continue to grant stock options (at market price on date of grant); executives benefit only if the stock price rises.

COMPONENTS OF COMPENSATION, PROGRAMS AND PRACTICES

     Overview. Executive compensation is composed of three elements: base salary; incentive cash awards and stock options. The Company attempts to structure its base salary so that it is competitive, meaning that base salaries approximate the fiftieth percentile (50%) of the base salaries (not total compensation) of comparable companies. Incentive cash awards and stock options are used so that executives' total compensation is below the fiftieth percentile for comparable companies if they have achieved less-than-desired-results, at or about the fiftieth percentile for expected performance, and above the fiftieth percentile for superior, excellent or outstanding performance.

     Base Salaries. The Company generally attempts to establish annual base salaries for executives, including the Chief Executive Officer, competitive with base salaries for executives of similarly situated companies within the industry. The objective is to pay to an executive who is fully competent and meets normal expectations for performance in his or her position a base salary at the fiftieth percentile level of the range of base salaries paid to executives holding comparable positions at similarly situated companies. Base salaries at approximately the fiftieth percentile level, in conjunction with the balance of the compensation package, permits the Company to attract and retain top quality people while meeting the Company's affordability requirements. In determining executive compensation, the Company reviewed and analyzed reports and surveys of executive compensation at comparably sized high technology companies, including those in the electronics industry.

     Incentive Cash Compensation. The Company has developed programs under which key executives can earn bonus cash compensation, dependent upon performance, that places them at less than, equal to or greater than the fiftieth percentile level of compensation paid to similar executives in similar companies. Key executives participate in two plans: the Employee Profit Sharing Plan ("EPSP") in which all employees participate and the Key Employee Incentive Plan ("Key Employee Plan"). Officers and selected director-level employees of the Company and each of its subsidiaries participate in the Key Employee Plan (although any employee may be eligible for an award under the discretionary portion of the Key Employee Plan, as described below).

     The Employee Profit Sharing Plan ("EPSP"). All employees, including key personnel, participate in the EPSP, which awards performance for operating subsidiary employees based upon the results of their operating subsidiary and for parent company employees based upon consolidated results. The Committee and the Board believe that it is advisable for key personnel and all other employees to share certain identical incentives. Employees of an operating subsidiary or the parent company can earn a bonus equal to one percent (1%) of their salary if the operating subsidiary that employs that person (or the consolidated corporate results for parent company employees) produces at least an eight percent (8%) return on net revenues ("ROR"). A nine percent (9%) ROR will result in a bonus equal to two percent (2%) of salary. If the relevant entity produces a ROR greater than nine percent (9%) then half of each additional percent is added to the two percent (2%), up to a maximum bonus equal to ten percent (10%) of salary. To achieve the maximum bonus, a subsidiary or the parent company, as applicable, would need to generate approximate a twenty five percent (25%) ROR. No bonuses will be paid to employees of an entity if it earns less than an eight percent (8%) ROR. Bonuses can be paid out under the EPSP to employees of an operating subsidiary which individually earns at least an eight percent (8%) ROR, even if the Company's consolidated results or the results of other subsidiaries produce a ROR of less than eight percent (8%) or a loss; the underlying philosophical concept is to provide an award for employees for those results that they can influence and control directly.

     Key Employee Incentive Plan ("Key Employee Plan"). Under the Key Employee Plan, a bonus pool is created by a specified percentage of the excess of the Company's consolidated earnings before interest, taxes, depreciation and amortization (EBITDA), essentially a cash flow calculation, over a cost of capital charge.

Participants are high level employees of the Company (currently the Company's officers, Presidents and Vice Presidents of the operating subsidiaries, and specified director-level employees of the Company or its subsidiaries, totaling 17 individuals in 1996), with the exception of the discretionary portion of the bonus pool (described below) which may be paid out to any employee as determined by the Compensation Committee. The bonus pool will be distributed among participants as follows. Seventy percent (70%) is essentially dependent upon how much EBITDA exceeds the cost of capital. An additional seventeen and one half percent (17.5%) is based upon the achievement of individual goals and projects (or the achievement of a certain percentage of those goals and projects if they are more than a year's duration) specifically identified at the beginning of the year. The remaining twelve and one half percent (12.5%) constitutes a pool to be used for discretionary bonuses, to be awarded or not to any employee, whether a participant in the remainder of the Key Employee Plan or not, if the Compensation Committee determines that such employee made an exceptional contribution to the Company's performance not recognized elsewhere. To determine how much each participant may be paid from the bonus pool, he or she is assigned a target bonus percentage which will be used in determining how much of the bonus pool is allocated to that individual, which percentage will be adjusted downwards (including to zero) if specified levels of EBITDA return on operating assets (for the operating subsidiary or the Company, or a blend of the two, as appropriate for the individual) are not achieved. While the intent of the Key Employee Plan is to permit participants to earn total compensation potentially in excess of the fiftieth percentile when compared to comparable employees in comparable companies as a result of excellent performance, the Key Employee Plan establishes a maximum amount that can be paid to any participant under the non-discretionary portions of the Key Employee Plan to attempt to avoid excessive awards. The Key Employee Plan also can result in total compensation at or less than the fiftieth percentile if performance is not excellent. No payments will be made under the Key Employee Plan unless the Company is profitable after the payments. There is no obligation to pay out either the discretionary portion of the bonus pool or any remaining balance if the total of all bonuses distributed is less than the total bonus pool; disposition of such amounts will be determined by the Compensation Committee.

     Stock Options. Stock option grants are designed to create continued and long-term incentives for executives and employees to attempt to increase equity values consistent with the expectations and interests of public shareholders. All stock option awards are granted under the Company's Incentive Stock Option Plan. The exercise price of all options so granted is the market price on the date of grant, with options vesting annually in equal amounts over three years. The amount of grants attempt to place recipients in approximately the fiftieth percentile (50%) when compared to comparable employees in comparable companies for long-term compensation. Recipients benefit only if the stock price rises after the date of grant and after the options vest.

     Chief Executive Officer Compensation. In January 1996, Mr. Glenn Moore joined the Company as Chief Executive Officer ("CEO") with Dr. Raymond E. Jaeger, the CEO prior to Mr. Moore's appointment, remaining as a full time active executive with the title of Chairman of the Board. This discussion will therefore cover the compensation of both the CEO and the Chairman.

     In determining the Chairman's compensation for 1996, the Compensation and Incentive Stock Option Committee considered that during 1996 the Company's executives completed the negotiation of two major multi-year fiber supply agreements with Lucent Technologies and Corning, Incorporated, completed the negotiations for and announced the creation of the General Photonics joint venture with General Cable, completed a placement of $24.0 million in senior secured debt, made substantial progress for a secondary common stock offering which was completed in early 1997 and completed the planning for and initiated a major expansion of the Company's manufacturing capacity at SpecTran Communication's Sturbridge facility and at SpecTran Specialty's Avon facility. Compared to 1995, the Company's consolidated revenues increased 60%, net income increased 574% and earnings per share increased from $0.10 to $0.62. In determining the CEO's compensation for 1996, the Committee assessed the CEO's degree of involvement in and contribution to these achievements.

     The Chairman was awarded a bonus of $113,639 under the Key Employee Plan and $9,749 under the EPSP. The CEO was awarded a bonus of $57,891 under the Key Employee Plan and $8,784 under the EPSP. The Chairman received significantly higher bonus payments in 1996 compared to his bonus as CEO in 1995 as a result of the significantly improved operating results and other major accomplishments noted above.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer and its four other most highly compensated executives. It is unlikely, at this point in the Company's history, that the Company will pay executive compensation that might not be deductible under that Section. Nevertheless, the Company continues to review this matter and whenever it is advisable will take whatever steps it deems necessary in this regard.

                              Paul D. Lazay, Chair
                                Ira S. Nordlicht
                              Richard M. Donofrio
                                  Lily K. Lai

SHAREHOLDER RETURN

     In the graph set forth below, the yearly change for the last five fiscal years in the Company's cumulative total shareholder return on its Common Stock is compared with the cumulative total return as shown in the Russell 2000 index, and in an index of peer issuers selected by the Company(1).

                     COMPARATIVE FIVE-YEAR TOTAL RETURNS(2)

                    SPECTRAN CORP., RUSSELL 2000, PEER GROUP
                     (PERFORMANCE RESULTS THROUGH 12/31/96)

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)                SPTR            RUSSELL 2000         PEER GROUP
1991                                     100.00              100.00              100.00
1992                                      72.13              118.41              129.85
1993                                      77.50              140.80              133.61
1994                                      31.97              138.24              132.95
1995                                      36.07              177.55              173.09
1996                                     142.62              206.83              181.17

     Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in the Company's Common Stock, Russell 2000, and Peer Group.

(1) The peer group selected by the Company includes the following companies engaged in the sale of optical fiber or related products: ADC
    Telecommunications, Artel Communications, Lucent Technologies (the successor to AT&T's optical fiber and cable manufacturing business), Codenoll Technology, Corning

    Incorporated, Fibronics International, Galileo Electro-Optics, Laser Precision, OptelCom and Telco Systems.

(2) Cumulative total return assumes reinvestment of dividends.

                   RATIFICATION OF APPOINTMENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

     Subject to ratification by the stockholders, the Board of Directors has appointed KPMG Peat Marwick as independent certified public accountants for the Company for the year ending December 31, 1997. Management will present to the Annual Meeting a proposal that such appointment be ratified. The favorable vote of the holders of a majority of the shares of Common Stock, represented in person or by Proxy at the meeting, will be required for such ratification. A representative of KPMG Peat Marwick will attend the meeting with the opportunity to make a statement if he desires to do so. That representative will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF KPMG PEAT MARWICK AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Stockholder proposals intended to be presented at the next annual meeting of stockholders must be received by the Company not later than December 31, 1997 in order to be included in the Company's Proxy Statement and form of Proxy relating to that meeting. Any such proposal should be communicated in writing to the Secretary of the Company, SpecTran Industrial Park, 50 Hall Road, Sturbridge, Massachusetts 01566.

                                 OTHER MATTERS

     Management does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the accompanying Proxy will have discretion to vote in accordance with their own judgment on such matters.

                                          By Order of the Board of Directors,

                                          Bruce A. Cannon
                                          Secretary

April 30, 1997

PROXY                         SPECTRAN CORPORATION

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned appoints each of Raymond E. Jaeger and Bruce A. Cannon (with full power to act without the other and each with full power to appoint his substitute) as the undersigned's Proxies to vote all shares of Common Stock of the undersigned in SPECTRAN CORPORATION (the "Company"), a Delaware corporation, which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Copley Plaza Hotel, 138 St. James Avenue, Boston, Massachusetts, on May 30, 1997, at 10:00 a.m. (local time) or at any adjournments thereof as follows:

1. ELECTION OF DIRECTORS

    [ ] FOR all nominees listed below (except as marked contrary to below)

    [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

                    Raymond E. Jaeger      Richard M. Donofrio

    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

   -----------------------------------------------------------------------------

2. PROPOSAL TO RATIFY SELECTION OF KPMG PEAT MARWICK AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1997.

  [ ] FOR                       [ ] AGAINST                       [ ] ABSTAIN

3. In their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

                   (continued, and to be signed, on other side)

                          (continued from other side)

    The shares of Common Stock represented by this Proxy will be voted in accordance with the foregoing instructions. IN THE ABSENCE OF ANY INSTRUCTIONS, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2.

    The undersigned hereby revokes any Proxy or Proxies to vote shares of Common Stock of the Company heretofore given by the undersigned.

                                                                          , 1997

                                       -----------------------------------------
                                                        (Date)

                                       -----------------------------------------

                                       -----------------------------------------

                                       Please date, sign exactly as name appears on this Proxy, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving his title, and affix corporate seal. If a partnership, sign in partnership name by authorized person. In the case of joint ownership, each joint owner must sign.